Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of January 3, 2005

by and among

Digital Theater Systems, Inc.

LIVE Acquisition Corp.

Lowry Digital Images, Inc.

John Lowry, as Stockholder Representative

and

Certain Other Persons

Signatory hereto

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 3, 2005 (the “Execution Date”), is by and among Digital Theater Systems, Inc., a Delaware corporation (“DTS”), LIVE Acquisition Corp., a California corporation wholly owned by DTS (“Merger Sub”), Lowry Digital Images, Inc., a California corporation (the “Company”), the stockholders of the Company indicated on the attached Schedule 2.4 (the “Stockholders”), and John Lowry, in his capacity as representative of the Stockholders (the “Stockholder Representative”).

RECITALS

A.                                   The Stockholders own all of the issued and outstanding shares of common stock, without par value, of the Company (“Company Stock”).

B.                                     The parties hereto desire that Merger Sub merge with and into the Company, with the Company being the surviving corporation (the “Merger”), so that the separate existence of Merger Sub will cease as soon as the Merger becomes effective, and the Company will succeed to all of the assets and liabilities of Merger Sub and thereafter continue as the surviving corporation and exist under the name “DTS Digital Images, Inc.”

C.                                     In furtherance of such combination, the respective boards of directors of each of DTS, Merger Sub and the Company have approved this Agreement and the terms of the Merger in accordance with the applicable provisions of the DGCL, the CGCL and other laws, as applicable.

D.                                    In connection with the Merger and the other transactions contemplated by this Agreement, the parties hereto desire to set forth their respective representations, warranties and covenants made to the others as an inducement to the consummation of such transactions, upon the terms and subject to the conditions set forth in this Agreement.

E.                                      In connection with the Merger and the other transactions contemplated by this Agreement, the Stockholders are willing to indemnify DTS and Merger Sub against certain potential losses and Liabilities relating to the Merger, in each case, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I.

DEFINITIONS

1.1                                 Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference, unless the plural is defined otherwise.

“Affiliate” shall have the meaning set forth in the Exchange Act.  Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company shall be deemed to be Affiliates of such Person for all purposes under this Agreement.

“Business” shall mean all lines of business and all business activities of any kind currently or formerly conducted by the Company or any Predecessor Entity, including without limitation digital image processing.

“CGCL” shall mean the General Corporation Law of the State of California, as amended.

“CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Cleanup” shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

 “Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization and any approval, consent, ratification, waiver or other authorization required in order to properly transfer any real property interest held by the Company).

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“DTS Common Stock” means the common stock, par value $.0001 per share, of DTS.

“DTS Share Price” shall mean the average of the last reported sale prices of the DTS Common Stock as reported on the Nasdaq Stock Market for the ten trading days ending two days prior to the Execution Date.

“Earnout Payment” shall mean each of the First Earnout Payment and the Second Earnout Payment.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, joint or co-ownership interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title Encumbrance or title exception affecting any property or asset.

“Environment” shall mean soil, soil gas, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” shall mean any cost, damage, expense (including but not limited to attorneys’ and consultants’ fees), liability or obligation arising from or under any Environmental Law and consisting of or relating to:

(a)                                  any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(b)                                 fines, penalties, judgments, awards, settlements, legal or administrative proceedings outcomes, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law;

(c)                                  financial responsibility under any Environmental Law for Cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective, investigative or remedial measures required under any Environmental Law.

(e)                                  The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Law” shall mean all Legal Requirements, and all rules, regulations or guidelines promulgated thereunder, relating to pollution or protection of human health or the Environment, including, without limitation, (a) laws relating to the Release or threatened Release of Hazardous Materials or other substances into the Environment and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, transfer, refinement, production, management or other handling of Hazardous Materials or other substances.  Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), RCRA, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the California Health and Safety Code (§ 25100 et seq., § 39000 et seq.) as enacted prior to the Closing Date and as in effect on the Closing Date.

“Environmental Permits” shall mean all licenses, permits, approvals, authorizations, consents, qualifications, registrations, privileges, waivers, or orders of, or filings with, any Governmental Body, whether federal, state, municipal, local or foreign, required for the operation of the facilities under Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facilities” shall mean any real property, leaseholds or other interests currently owned, held, occupied or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned or operated by the Company.

“First Earnout Period” shall mean the six-month period commencing July 1, 2005 and ending December 31, 2005.

“Funded Debt” shall mean, as of the Closing Date, (a) all indebtedness of the Company for borrowed money, including, without limitation, bank debt and amounts owed to DTS, (b) any other indebtedness of the Company whether or not evidenced by a note, bond, debenture or similar instrument, (c) all obligations of the Company under capital leases, (d) all obligations of the Company in respect of letters of credit or similar instruments issued or created for the account of the Company, (e)  all obligations of the Company with respect to delinquent Taxes, and (f) all accrued interest, any premiums payable or any other charges or penalties on any of the obligations set forth in clauses (a) through (e) above.  Funded Debt does not include amounts due under that certain lease, dated on or around February 4, 2004, between the Company and GE Capital.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(a)                                  nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)                                 federal, state, local, municipal, foreign or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d)                                 multi-national organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Gross Profit” shall mean, with respect to any period and without duplication, gross profit of the Surviving Company and any Subsidiaries of the Surviving Company (or gross profit of the Company with respect to any period prior to the Effective Time) for such period on a consolidated basis calculated in accordance with GAAP, as calculated by DTS for inclusion in its consolidated statement of operations.  If all or any portion of the assets of the Surviving Company are transferred to any Person (other than pursuant to a non-exclusive license), or if the business of the Surviving Company is operated by an Affiliate of the Surviving Company, then

Gross Profit shall also include the gross profit of such Person or Affiliate attributable to the assets so transferred.  Gross Profit shall not include amounts generated through non-exclusive licenses of any of the Surviving Company’s technology, except and to the extent such technology, in the form being licensed, was in existence as of the Closing Date.  In calculating Gross Profit, the (i) the effect of any purchase accounting adjustment resulting from the Merger, (ii) the effect of any compensation charge resulting from the issuance of shares of the Company’s common stock to Michael Inchalik prior to the Effective Time, and (iii) the effect of any interest on any Funded Debt set forth on Schedule 6.26, shall be disregarded.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, distribution, production, refinement, Release, storage, transfer, transportation, treatment, disposal, recycling or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from a Facility or any part thereof into the Environment.

“Hazardous Materials” shall mean any waste, chemical, material or other substance (whether solids, liquids or gases) that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable, toxic, or harmful to human health or the Environment, or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law, including any mixture or solution thereof, and specifically including petroleum, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

“Intellectual Property” shall mean any and all foreign and domestic (a) inventions (whether or not reduced to practice) and all improvements thereto, and all patents, patent applications and patent disclosures related thereto, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, domain names and 1-800, 1-888, 1-877 or other “vanity” telephone numbers, in each case, whether or not registered, including in all cases, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) works of authorship, all copyrights (including rights of authorship and moral rights and derivative works thereof), whether or not registered, any and all website content, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith; (d) trade secrets and confidential business information (including research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists and identities, pricing and cost information, and business and marketing plans and proposals); (e) source code and object code versions of computer software (including data and related documentation); (f) copies and tangible embodiments of the items set forth in clauses (a) through (e) hereof (in whatever form or medium), and (g) claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing items set forth in clauses (a) through (e).

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service, a division of the United States Treasury Department, or any successor agency.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, judicial order, court judgment, arbitration award, executive order, constitution, law, ordinance, policy, regulation, statute or treaty.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, claim, deficiency, expense, deferred income, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, lien or charge of any kind.

“Material Adverse Effect” or “Material Adverse Change” shall mean, with respect to any party hereto, any material adverse effect or change in the financial condition, results of operations, liabilities, operations, business or assets of such party and its Subsidiaries, taken as a whole, or on the ability of such party or its shareholders or stockholders, as the case may be, to consummate the transactions contemplated by this Agreement or any event or condition which would reasonably be expected to, with the passage of time, constitute a Material Adverse Effect or Material Adverse Change.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean, as applicable, (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Benefit Obligations” shall mean all obligations, arrangements or customary practices to provide compensation or benefits, other than salary or wages, as compensation for services rendered, to present or former directors or employees, other than obligations, arrangements and practices that are Plans.  Other Benefit Obligations include, without limitation, employment agreements, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, vacation policies, severance payment plans, arrangements or policies and fringe benefits within the meaning of IRC § 132.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent as of the Closing Date and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property subject to Leases which are not violated by the current use and operation of the real property subject to Leases; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property subject to Leases or any other matter affecting title to the real property subject to Leases which does not, individually or in the aggregate, materially impair the ownership, occupancy or use of the real property subject to Leases for the purposes for which it is currently owned, used or proposed to be used in connection with the Company’s Business; (v) Encumbrances in favor of DTS or any of its Affiliates and (vi) Liens set forth on Schedule 1.1 hereto.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, or other entity or Governmental Body.

“Plan” shall have the meaning set forth in ERISA § 3(3).

“Predecessor Entity” shall mean any person or entity, other than the Company, through which the Business was operated, including, without limitation, a sole proprietorship, partnership, limited liability company or corporation.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted by or against any Person or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended.

“Release” shall mean and include any spilling, leaking, pumping, pouring, injecting, emitting, emptying, discharging, depositing, escaping, leaching, migrating (including passive migration), dumping, disposing or other releasing into the Environment or the workplace, whether intentional or unintentional and otherwise defined in any Environmental Law.

“Representative” shall mean any officer, director, principal, attorney, agent or other representative.

“Second Earnout Period” shall mean calendar year 2006.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person (for the purposes of this definition only, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2                                 Other Defined Terms.  The following terms shall have the meanings defined for such terms in the locations set forth below.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

Term	Section
Agreement	Preamble
Articles of Merger	2.2
Balance Sheet	6.4(b)
Code	10.10
Company Ownership Percentage	3.4
Closing	4.1
Closing Date	4.1
Company	Preamble
Company IP Rights	6.19(a)
Company Software	6.19(h)
Company Stock	Recital A
Contaminant	6.19(j)
Damages	9.2(a)
Deductible	9.2(d)(ii)
Delivered Tax Returns	6.9(c)
Disabling Code	6.19(j)
Disney Agreement	6.15(e)
DTS	Preamble
DTS Indemnified Parties	9.2(b)
DTS SEC Reports	7.6
Earnout Dispute Notice	3.5
Earnout Schedule	3.5
Effective Time	2.2

Employment Agreements	4.4(b)
Escrow Agreement	2.4(b)
Execution Date	Preamble
Financial Statements	6.4(b)
First Earnout Factor	3.1
First Earnout Payment	3.1
First Earnout Period Gross Profit	3.1
Holdback Amount	2.4(b)
Indemnitee	9.2(c)
Indemnitor	9.2(c)
Leases	6.6
Licenses	6.12(b)
Merger	Recital B
Merger Consideration	2.4(a)
Merger Sub	Preamble
Owner	1.1
Registration Rights Agreement	4.4(b)
Rule 144	5.6
SEC	7.6
Second Earnout Factor	3.2
Second Earnout Period Gross Profit	3.2
Second Earnout Payment	3.2
Stockholders	Preamble
Stockholders’ Consent	2.1
Stockholder Indemnified Parties	9.2(a)
Stockholder Representative	Preamble
Surviving Company	2.2
Third Earnout Factor	3.2
Trade Secrets	6.19(e)
Transfer Taxes	8.3

ARTICLE II.

THE MERGER

2.1                                 Approval of the Merger.  The Company represents and warrants to DTS that this Agreement has been duly adopted by the Stockholders in accordance with the CGCL (the “Stockholders’ Consent”).

2.2                                 The Merger.  Subject to and promptly following the satisfaction or waiver of all the conditions precedent to the Merger set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of California a certificate of approval and agreement of Merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the CGCL and as otherwise agreed to by DTS and the Company (the time of such filing being the “Effective Time”).  At the Effective Time, in accordance with this Agreement and the CGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub (except as may be continued by operation of law) shall cease and the Company shall continue as the surviving corporation (the “Surviving Company”) under the name “DTS Digital Images, Inc.”  Merger Sub and the Company shall use commercially reasonable efforts to cause the Articles of Merger to be filed with the Secretary of State of the State of California so that the Effective Time occurs on the Closing Date.

2.3                                 Effects of the Merger.

(a)                                  Effects on the Merging Companies.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, properties, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Company.  The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.  If, at any time after the Effective Time, the Surviving Company considers or is advised by counsel that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Company will be authorized, to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the board of directors of the Surviving Company may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out the intent and purposes of this Agreement.

(b)                                 Articles of Incorporation and Bylaws of the Surviving Company.  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Company, except that the name of the Surviving Company shall become “DTS Digital Images, Inc.,” and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Company, except that the name of the Surviving Company shall become “DTS Digital Images, Inc.”

(c)                                  Directors and Officers of the Surviving Company.  The persons who are officers and directors of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the officers and directors of the Surviving Company until their successors have been duly elected and qualified in accordance with the articles of incorporation and bylaws of the Surviving Company.  The directors of the Company immediately prior to the Effective Time shall resign as directors as of the Effective Time.

2.4                                 Merger Consideration.

(a)                                  Conversion of Company Stock; Consideration.  At and as of the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive the following consideration (the “Merger Consideration”):

(x)                                   an amount equal to the quotient determined by dividing:

(i)                                     cash in an amount equal to $9,642,662, by

(ii)                                  the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time.

Schedule 2.4 sets forth a list of each Stockholder and the number of shares of Company Stock held by such Stockholder at the Closing.  Each Stockholder shall receive, subject to the provisions of Sections 2.4(b) and 2.5(d), a pro rata share of the Merger Consideration based on his Company Ownership Percentages.  DTS shall be entitled to conclusively rely on such Schedule in allocating the Merger Consideration to the Stockholders and in determining each Stockholder’s Company Ownership Percentage.

(b)                                 Indemnity Holdback.  In order to satisfy and to establish a procedure for the payment by the Stockholders of any liabilities and obligations to indemnify DTS and the other Stockholder Indemnified Parties pursuant to Section 9.2(a) hereof, the Stockholder Representative, DTS, Merger Sub and Billie Davis Escrow, as Escrow Agent, shall, concurrently with the execution of this Agreement, enter into an escrow agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which $1,250,000 (the “Holdback Amount”), shall be held in an escrow fund.

(c)                                  Conversion of Capital Stock of Merger Sub.  At and as of the Effective Time, each share of capital stock of Merger Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Company.

2.5                                 Surrender and Payment.

(a)                                  Subject to Sections 2.4(b) and 2.5(d) hereof, at the Effective Time, each Stockholder shall receive from DTS his or its proportionate share of the Merger Consideration as calculated in accordance with Section 2.4 hereof in exchange for the delivery to DTS of stock certificates evidencing his or its shares of Company Stock, duly endorsed for transfer or accompanied by appropriate transfer documents, together with appropriate transfer stamps, if any, affixed thereto.  Payment of the Merger Consideration shall be made by wire transfer of immediately available funds to an account or accounts specified in writing by the Stockholder Representative on behalf of each Stockholder at least two business days prior to the Closing.

(b)                                 Lost, Stolen or Destroyed Company Certificates.  In the event that any certificate representing shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed in a form reasonably satisfactory to DTS and, with respect to certificates that have been lost or stolen, containing customary indemnification provisions, DTS will issue in exchange for such lost, stolen or destroyed certificate the consideration due with respect thereto, pursuant to this Article II.

(c)                                  No Further Rights in Company Stock.  At the Effective Time, all shares of Company Stock shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any share which constituted Company Stock shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of this Section 2.5, such amount of Merger Consideration into which such Company Stock was converted in accordance herewith.  The holders of certificates previously evidencing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by law.

(d)                                 Withholding Taxes.  DTS shall deduct and withhold from the amounts otherwise payable pursuant to this Agreement to the Stockholders the amounts set forth on Schedule 2.5(d), which amounts the Company represents are the only amounts required to be deducted and withheld from the Merger Consolidation under the IRC, or under any provision of state, local or foreign Tax law.  DTS agrees to remit such amounts to the appropriate taxing authority (or to cause the Surviving Company to do so).  Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made.

2.6                                 Stockholder Representative.

(a)                                  Designation.  Each Stockholder hereby designates the Stockholder Representative to act as such Stockholder’s authorized agent and attorney-in-fact, for and on behalf of such Stockholder, to take any actions and make and deliver any certificate, notice, Consent, instruction or instrument required or permitted to be taken, made or delivered by the Stockholders under this Agreement and the Escrow Agreement, as applicable, including, without limitation, acting for and on behalf of the Stockholders (individually and collectively) in respect of the post-closing matters set forth in Article III hereof and rights and obligations with respect to indemnification as set forth in Article IX hereof.  In connection therewith, the Stockholder Representative may, at the Stockholders’ cost and expense, hire or retain such counsel, accountants and other professional advisors as the Stockholder Representative determines to be necessary, advisable or appropriate in order to carry out his obligations hereunder and the Escrow Agreement, as applicable, and may rely in good faith upon the advice received from any such Person.

(b)                                 Authority.  A decision, act, Consent or instruction of the Stockholder Representative (including giving objections with respect to, or agreeing to, the Earnout Schedule and any other matter regarding the Earnout Schedule) shall constitute a decision of all and each of the Stockholders, and shall be final, binding and conclusive upon each of the Stockholders, and DTS, Merger Sub and the Surviving Company may rely upon any decision, act, Consent or instruction of the Stockholder Representative as being the decision, act, Consent or instruction of each and all of the Stockholders.  Notices or communications to or from the Stockholder

Representative with respect to this Agreement shall constitute notice to or from each of the Stockholders individually, and all of the Stockholders, collectively.  The Stockholder Representative agrees to promptly provide written notice to each of the Stockholders, at their addresses set forth on Schedule 2.4 hereto, on which the Stockholder Representative may conclusively rely, of all notices and communications given or received in his capacity as the Stockholder Representative under this Agreement.  The Stockholder Representative shall not be liable to any Stockholder for any action taken or omitted by him or any agent employed by him hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for willful misconduct, gross negligence or bad faith.  Each Stockholder hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative against all Liabilities, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any Liability, action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact he is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

(c)                                  Election and Replacement.  During the period commencing on the date hereof and terminating on the later to occur of (i) the date when all obligations of DTS, Merger Sub and the Company to the Stockholders under this Agreement have been discharged and (ii) the date when all obligations of the Stockholders to DTS, Merger Sub and the Company under this Agreement have been discharged, if the Stockholder Representative ceases to act as the Stockholder Representative for any reason, the Stockholder Representative or his agent shall immediately notify DTS, the Company and the Stockholders in writing of such cessation and the Stockholders who immediately before the Closing held a majority of the outstanding shares of Company Stock shall appoint a successor Stockholder Representative to fill the vacancy so created, provided that such successor Stockholder Representative shall be approved by DTS in its reasonable discretion.

(d)                                 No Limitation.  The Stockholders agree that no provisions of this Section 2.6 shall limit any provision, right or remedy set forth in that certain Stockholders Agreement, dated as of the date hereof, by and among the Stockholders, the form of which is attached hereto as Exhibit B.

ARTICLE III.

EARNOUTS

3.1                                 First Earnout Payment.  Subject to the provisions of Section 3.3, and in addition to the Merger Consideration, if the Gross Profit during the First Earnout Period (the “First Earnout Period Gross Profit”) equals or exceeds $3,268,000, then the Stockholders shall be entitled to receive from DTS an amount (the “First Earnout Payment”) equal to $4,166,666 multiplied by the First Earnout Factor (as defined below), payable as provided in Section 3.4 hereof.  The First Earnout Factor shall equal the lesser of (A) 1.0 and (B) (i) 1.6665 multiplied by the quotient obtained by dividing the First Earnout Period Gross Profit by $4,085,000, minus (ii) 0.6667; provided, however, that if the First Earnout Period Gross Profit equals or exceeds $4,085,000 then the First Earnout Payment shall equal $4,166,666.

3.2                                 Second Earnout Payment.  Subject to the provisions of Section 3.3, and in addition to the Merger Consolidation and regardless of whether or not the First Earnout Payment has been, or is required to be, paid, if the Gross Profit during the Second Earnout Period (the “Second Earnout Period Gross Profit”) equals or exceeds $10,464,000, then the Stockholders shall be entitled to receive from DTS an amount (the “Second Earnout Payment”), payable as provided in Section 3.3 hereof, determined as follows:

(a)                                  If the Second Earnout Period Gross Profit is equal to or greater than $10,464,000 but less than $13,080,000, the Second Earnout Payment shall be equal to $8,333,333 multiplied by the Second Earnout Factor.  The Second Earnout Factor shall equal (i) 1.6665 multiplied by the quotient obtained by dividing the Second Earnout Period Gross Profit by $13,080,000, minus (ii) 0.6667.

(b)                                 If the Second Earnout Period Gross Profit is equal to or greater than $13,080,000 and in lieu of any payment described above in Section 3.2(a), the Second Earnout Payment shall be equal to (i) $8,333,333 plus (ii) $5,000,000 multiplied by the Third Earnout Factor.  The Third Earnout Factor shall equal the lesser of (A) 1.0 and (B) the quotient obtained by dividing (x) the quotient obtained by dividing (i) the Second Earnout Period Gross Profit by (ii) $13,080,000, minus one (1.0), by (y) 0.2.

3.3                                 Limitations on Earnout Payments.  Notwithstanding any of the foregoing calculations in this Section 3, the parties agree as follows:  (i) in no event shall any First Earnout Payment be payable if either (x) the Gross Profit for the first six months of calendar year 2005 is less than $1,373,000 or (y) the Gross Profit for the last six months of calendar year 2005 is less than $3,268,000, (ii) in no event shall any First Earnout Payment exceed $4,166,666, (iii) in no event shall any Second Earnout Payment be payable if the Gross Profit for calendar year 2006 is less than $10,464,000 and (iv) in no event shall the Second Earnout Payment exceed $13,333,333.

3.4                                 Payment of Earnout Payment.  Any Earnout Payment shall be payable by DTS in shares of DTS Common Stock, the number of shares of which shall be equal to the quotient obtained by dividing (a) such Earnout Payment by (b) the DTS Share Price.  Any Earnout Payment shall be delivered to the Stockholder Representative on behalf of the Stockholders and paid and allocated among the Stockholders by the Stockholder Representative pro rata in accordance with the ratio, expressed as a percentage, that the number of shares of Company Stock held by such Stockholder immediately prior to the Effective Time (as shown on Schedule 2.4) bears to the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (as shown on Schedule 2.4) (such Stockholder’s “Company Ownership Percentage”), subject to the provisions of Section 2.6 above.

3.5                                 Earnout Schedule; Disputes.  In furtherance of the provisions of Section 3.1 and Section 3.2, as promptly as practical, but in no event later than March 31, 2006 (with respect to the First Earnout Payment) or March 31, 2007 (with respect to the Second Earnout Payment), DTS shall deliver to the Stockholder Representative a schedule setting forth the computation of the applicable Earnout Payment, if any (the “Earnout Schedule”), and a copy of the financial and other information used in making such computation.  Concurrently with DTS’s delivery of each Earnout Schedule, DTS shall deliver to the Stockholder Representative, on behalf of the

Stockholders, the DTS Common Stock owed to the Stockholders, if any, for redelivery to the Stockholders pro rata in accordance with the Company Ownership Percentages.  Unless the Stockholder Representative gives written notice to DTS within 20 business days after the Stockholder Representative’s receipt of the Earnout Schedule specifying in reasonable detail all disputed items and the basis therefore (the “Earnout Dispute Notice”), the Stockholders shall be deemed to have accepted and agreed to the applicable Earnout Schedule.  If the Stockholder Representative so notifies DTS of its objection to an Earnout Schedule, the Stockholder Representative and DTS shall, within 10 business days following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  In addition, DTS shall provide the Stockholder Representative and his representative, upon request, with reasonable access to the books and records of the Surviving Company, provided that such access shall be limited to that portion of the books and records that relate to the calculation of the applicable Earnout Payment and provided further that prior to granting such access, the Stockholder Representative shall have entered into a confidentiality agreement on terms and conditions reasonably satisfactory to DTS.  If, at the end of the 10 business-day period following the delivery of an Earnout Dispute Notice, the Stockholder Representative and DTS are unable to resolve such disagreements, the parties shall mutually engage an independent accountant to resolve any remaining disagreements.  If they cannot agree on the appointment of the independent accountant within 15 business days after the end of such 10 business-day period, either party may submit the dispute to binding arbitration in accordance with Section 10.10.  The determination by the independent accountant or arbitrator shall be final, binding and conclusive on the parties.  The Stockholder Representative and DTS shall use their commercially reasonable efforts to cause such independent accountant or arbitrator to make its determination within 30 days of accepting its selection.  Within ten days after the date of determination of such independent accountant or arbitrator or the earlier date of acceptance or resolution of an Earnout Schedule as provided above, DTS shall deliver the applicable Earnout Payment, if and as applicable, to the Stockholder Representative for redelivery to the Stockholders pro rata in accordance with the Company Ownership Percentages, less any portion of such Earnout Payment previously delivered to the Stockholder Representative.  The fees and expenses of the independent accountant or arbitrator shall be borne 50% by DTS, on the one hand, and 50% by the Stockholders, jointly and severally, on the other hand, except that (i) DTS shall bear 100% of such fees and expenses in the event that the independent accountant or arbitrator determines that DTS understated the applicable Earnout Payment by more than 10% and (ii) the Stockholders shall bear 100% of such fees and expenses in the event that the independent accountant or arbitrator determines that DTS understated the applicable Earnout Payment by less than 5%.  The parties agree that the provisions set forth in this Section 3.5 shall be the parties’ sole and exclusive means for resolving any dispute with respect to calculating the Earnout Payments.

3.6                                 Operation of the Surviving Company.  The Stockholders understand and acknowledge that, from and after the Effective Time, subject to DTS’s obligations under Section 8.5 below and DTS’s obligation to act in good faith in a manner consistent with good business practice, control of all key business decisions of the Surviving Company (including, without limitation, any and all decisions relating to any acquisitions, dispositions, purchases or sales of assets or inventory or real or personal property and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, product pricing, employee hiring and retention, subcontracting authority and facilities management) shall be conducted in accordance with the directions of the Surviving Company’s board of directors.

3.7                                 Transfer of the Surviving Company.  No sale or transfer by DTS of any beneficial ownership in the Surviving Company or any of its Subsidiaries shall relieve DTS of its obligations with respect to this Agreement unless the purchaser of such interest shall agree in writing to assume all of DTS’s obligations hereunder and to be bound by all of the terms and conditions of this Agreement (and the term “DTS” shall thereafter include such purchaser and its Affiliates).

ARTICLE IV.

CLOSING

4.1                                 Time and Place of Closing.  Upon the terms and subject to the conditions set forth herein, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Los Angeles, California, 90067, commencing at 10:00 a.m. local time on the date hereof, or at such other time, date or place as the parties hereto may mutually agree (the “Closing Date”).

4.2                                 Actions at the Closing.  At the Closing, (i) the Company and the Stockholders will deliver to DTS and Merger Sub the various certificates, instruments, and documents referred to in Section 4.3(b) below, (ii) DTS and Merger Sub will deliver to the Company and the Stockholders the various certificates, instruments, and documents referred to in Section 4.3(a) below, (iii) the Company and Merger Sub will file the Articles of Merger with the Secretary of State of the State of California, and (iv) the parties hereto will make any payments and undertake any other actions provided in this Section 4 in accordance with the terms of this Agreement.

4.3                                 Deliveries at Closing.

(a)                                  Deliveries Made by DTS.  At the Closing, DTS shall deliver to the Stockholders (i) the Merger Consideration and deliver to the Escrow Agent the Holdback Amount as directed in Article II, and (ii) a certificate executed by the Secretary or Assistant Secretary of DTS and Merger Sub certifying as of the Closing Date as to the incumbency of the officers of DTS and Merger Sub executing this Agreement on their behalf

(b)                                 Deliveries Made by the Company and the Stockholders to DTS and Merger Sub.  At the Closing, the Company and the Stockholders shall deliver to DTS and Merger Sub the following:

(i)                                     Company Certificates.  Each Stockholder shall deliver to DTS and Merger Sub certificates evidencing the issued and outstanding shares of Company Stock owned by such Stockholder, directly or indirectly, duly endorsed for transfer or accompanied by duly executed stock powers.

(ii)                                  Certificates of the Company and Stockholders.  The Company will furnish DTS and Merger Sub with:

(1)                                  a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (1) a true and complete copy of the Articles of Incorporation of the Company, certified as of a recent date by the Secretary of State of California, (2) a true and complete copy of the Bylaws of the Company, certified as of recent date by the Secretary of the Company, (3) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (4) evidence of the Stockholders’ Consent and (5) the incumbency of the officers of the Company executing this Agreement on their behalf; and

(2)                                  a certificate of the Secretary of State of the State of California certifying the good standing of the Company in the State of California dated within ten days of the Closing Date.

(iii)                               Opinion of Counsel.  An opinion of Wolf, Rifkin, Shapiro & Schulman, LLP, counsel to the Company, satisfactory to DTS and its counsel to the effects set forth on Exhibit C attached hereto.

(iv)                              Tax Clearances.  A letter from the IRS, dated within ten days of the Closing Date, confirming that the Company is current with respect to its payroll taxes.

4.4                                 Other Closing Documents and Deliveries.  At the Closing, the parties referenced below shall enter into the following agreements with terms and provisions acceptable to the parties thereto:

(a)                                  The Surviving Company, the Stockholder Representative, DTS, and the Escrow Agent shall enter into the Escrow Agreement.

(b)                                 DTS and the Stockholder Representative shall enter into a registration rights agreement (the “Registration Right Agreement”), in the form attached hereto as Exhibit D.

(c)                                  The Surviving Company shall enter into employment agreements satisfactory to DTS in the forms of Exhibits E-1, E-2, E-3 and E-4, attached hereto, respectively (collectively, the “Employment Agreements”), with each of Michael Inchalik, Ian Cavén, Ian Godin and John Lowry.

4.5                                 Articles of Merger.  At the Closing, the parties shall cause the Articles of Merger to be filed with the Secretary of State of the State of California.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDERS

Each of the Stockholders, solely for itself or himself (severally, and not jointly and severally), represents and warrants to DTS and Merger Sub that the following representations and warranties are, as of the Execution Date, true and correct.

5.1                                 Authority.  Such Stockholder has all requisite legal power and authority and full legal capacity to execute and deliver this Agreement and the Escrow Agreement and to perform his or its obligations hereunder and thereunder.

5.2                                 Execution and Delivery; Valid and Binding Agreement.  Each of this Agreement and the Escrow Agreement has been duly executed and delivered by or on behalf of such Stockholder, such Stockholder in his capacity as a Stockholder of the Company, has voted in favor of, and otherwise approved, the Merger and the other transactions contemplated hereby, and assuming that this Agreement and the Escrow Agreement are the valid and binding agreements of the other parties hereto and thereto, this Agreement and the Escrow Agreement constitute the valid and binding obligation of such Stockholder, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.3                                 Noncontravention.  Neither the execution and the delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby by such Stockholder, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject or, if such Stockholder is a corporation, any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject.

5.4                                 Brokers’ Fees.  Such Stockholder has no liability or an obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which DTS or the Surviving Company could become liable or obligated.

5.5                                 Private Placement.

(a)                                  Such Stockholder understands that the offering and sale of any shares of DTS Common Stock potentially issuable pursuant to Article III is intended to be exempt from registration under securities legislation including the Securities Act pursuant to Section 4(2) of the Securities Act, any applicable state securities or blue sky laws and applicable securities laws of any province of Canada.

(b)                                 Any shares of DTS Common Stock potentially issuable pursuant to Article III shall be acquired by such Stockholder for his or its own account and without a view to the public resale or distribution of such shares, or any interest therein, in violation of any federal, state or foreign securities laws.

(c)                                  Such Stockholder, other than Ian Cavén, is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(d)                                 Ian Cavén is a resident of British Columbia, Canada and is an “accredited investor” as such term is defined in MI 45-103 of the Canadian securities regulations.

(e)                                  Such Stockholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or its investment in any shares of DTS Common Stock potentially issuable pursuant to Article III and such Stockholder is capable of bearing the economic risks of such investment.

(f)                                    Such Stockholder has been furnished access to copies of the DTS SEC Reports filed with the SEC since March 2003 and has been given the opportunity to ask questions of, and receive answers from, DTS concerning the terms and conditions of the shares of DTS Common Stock potentially issuable pursuant to Article III and other related matters.  DTS has made available to each Stockholder all documents and information relating to an investment in the shares of DTS Common Stock potentially issuable pursuant to Article III requested by or on behalf of such Stockholder.  Such Stockholder has received and carefully reviewed that certain Stockholder Disclosure Statement dated on or around December 22, 2004.

(g)                                 Such Stockholder understands that any shares of DTS Common Stock potentially issuable pursuant to Article III will not have been registered under the Securities Act or any state or foreign securities laws, and may not be offered, sold, pledged or otherwise transferred, except in compliance with the terms of this Agreement and applicable federal, state and foreign securities laws.

(h)                                 Such Stockholder understands that the certificates evidencing any shares of DTS Common Stock potentially pursuant to Article III shall bear a restrictive legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(i)                                     Other than Ian Cavén, such Stockholder’s principal residence is in the State of California.

(j)                                     Such Stockholder does not have any agreements, arrangements or understandings with any other Person with regard to acquiring, holding, voting or disposing of any securities of DTS other than as set forth or referred to in this Agreement.

5.6                                 Transfer Restrictions.  Such Stockholder shall not engage in any transactions involving any DTS Common Stock or other securities of DTS prior to the Closing Date.  After the Closing Date, such Stockholder agrees that he or it will not offer, sell, contract to sell, pledge, gift or otherwise dispose of, directly or indirectly, any shares of DTS Common Stock potentially issuable pursuant to Article III to any Person except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act, or Rule 144 promulgated under the Securities Act (“Rule 144”).

5.7                                 Assignment of Interests.  Such Stockholder has assigned any and all interests he may have in any assets (tangible or intangible) relating to the Business to the Company.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company hereby represents and warrants to DTS and Merger Sub that the following representations and warranties are, as of the Execution Date, true and correct.

6.1                                 Organization and Good Standing.  The Company is duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to own, license, operate or lease its assets and conduct its Business.  The Company is not required to be qualified to do business as a foreign corporation under the laws of any other jurisdiction.  The copies of the Company’s articles of incorporation and bylaws which have been delivered to DTS are accurate, correct and complete as of the date hereof.

6.2                                 Authorization; Power; Valid and Binding Agreement; No Breach.

(a)                                  This Agreement has been duly authorized, executed and delivered by the Company.

(b)                                 The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the transactions contemplated herein.

(c)                                  This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d)                                 The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of the Company, or require any material authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or third party, under the provisions of the Company’s articles of incorporation or bylaws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject, except for consents obtained as of or prior to the Closing Date.

6.3                                 Capitalization.

(a)                                  Ownership.  The authorized capital of the Company consists solely of 10,000,000 shares of common stock, without par value, of which 2,756,711 shares are issued and outstanding.  All of the outstanding shares of Company Stock are owned by the Stockholders and are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in Schedule 6.3(a), other than this Agreement, there are no Contracts relating to the issuance, sale or transfer of any shares of capital stock or other securities of the Company.  Other than this

Agreement, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  Schedule 2.4 sets forth a true and complete list of the Stockholders and their respective ownership of the Company Stock.  All of the outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

(b)                                 No Subsidiaries.  The Company does not own or have any direct or indirect stock or other equity or ownership interest (whether controlling or not), or any Contract to acquire any such interest, in any corporation, association, partnership, joint venture or other entity.

6.4                                 Financial Statements.  The Company has delivered to DTS and Merger Sub:

(a)                                  unaudited balance sheets of the Company as of each of December 31, 2003 and March 31, June 30 and September 30, 2004 and the respective related unaudited statements of income for each of the three-month periods then ended; and

(b)                                 an unaudited balance sheet of the Company as of November 30, 2004 (the “Balance Sheet”), and the related unaudited statement of income for the eleven (11) month period then ended (collectively, with the materials described in clause (a), the “Financial Statements”).  The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets and liabilities of the Company in all material respects as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP consistent with the past practices of the Company, subject to matters set forth in the notes thereto and in the case of interim statements to normal year-end adjustments, which adjustments, individually or in the aggregate, are not material.  No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.

6.5                                 Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to DTS and Merger Sub, are complete and correct in all material respects, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Company in all material respects.

6.6                                 Title to Properties; Encumbrances.  The Company owns all the properties and assets that it purports to own free and clear of Encumbrances, except for Permitted Liens and such Encumbrances and landlord liens which arise in the Ordinary Course of Business and do not materially impair the Company’s ownership or use of such property or assets.  The Company does not own any real property.  Schedule 6.6 contains a complete and accurate list of all real property leases, subleases, use and occupancy agreements to which the Company is a party to or which are used by the Company in the operation of its Business (collectively, “Leases”).  All such Leases are legal, valid and binding obligations of the Company and in full force and effect, subject to proper authorization and execution of such Leases by the other party thereto and the application of any bankruptcy or other creditor’s rights laws.  The Company is in compliance with all of the material terms and conditions of such Leases, and to the knowledge of the Company, there are no material disputes, defaults, oral agreements or forbearances in effect as to any such Leases.  The assets of the Company set forth in the Balance Sheet and the properties owned, licensed or leased by the Company as of the date hereof and disclosed to DTS and Merger Sub are all the assets and properties required to conduct the Business of the Company.

6.7                                 Condition and Sufficiency of Assets.  The equipment of the Company is in such operating condition and repair as is required to operate the Business of the Company in the manner in which the Business is being operated as of the Closing.  The building, plants, structures and equipment of the Company are adequate for the uses to which they are being put, and none of such buildings, plants, structures and equipment of the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Business of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

6.8                                 No Undisclosed Liabilities.  Except as set forth in Schedules 6.8 and 6.26, the Company has no liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise except for liabilities or obligations reflected in the Balance Sheet and current liabilities in the Ordinary Course of Business since the date of the Balance Sheet.

6.9                                 Taxes.  Except as set forth in Schedule 6.9:

(a)                                  The Company and each Predecessor Entity has duly and timely filed or will duly and timely file (or caused or will cause to be filed) with the appropriate taxing authorities all Tax Returns required to be filed (without regard to extensions of time to file) on or before the Effective Time.  All such Tax Returns are or will be complete and accurate in all respects as filed.  No claim has ever been made in writing or otherwise to the knowledge of the Company or any Predecessor Entity by a Tax authority in a jurisdiction where the Company or a Predecessor Entity, as the case may be, does not pay tax or file Tax Returns that it is subject to taxation by that jurisdiction or required to file returns in that jurisdiction.  Neither the Company nor any Predecessor Entity has requested or been granted any extension of time for the filing of any Tax Return.

(b)                                 All Taxes owed by the Company or any Predecessor Entity or for which the Company or a Predecessor Entity may be held liable (whether or not shown on any Tax Return) which were or will be due on or prior to the Effective Time have been or will be paid in full.  The unpaid Taxes of the Company and any Predecessor Entity as of the date of the Financial Statements do not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).  Since the date of the Balance Sheet, neither the Company nor any Predecessor Entity has incurred any material Liability for Taxes outside the Ordinary Course of Business and consistent with prior reporting practices.

There are no outstanding refund claims with respect to any Tax or Tax Return of the Company or any Predecessor Entity.

(c)                                  No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company or any Predecessor Entity.  There are no pending audits, investigations, disputes or claims or other actions for or relating to any Liability of the Company or any Predecessor Entity for Taxes, nor is the Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming.  The Company has delivered to DTS complete and accurate copies of federal, state and local Tax Returns of the Company and any predecessors for all tax periods ended through December 31, 2003 (the “Delivered Tax Returns”), and has delivered or made available to DTS all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.  The Company has delivered to DTS complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Predecessor Entity since December 31, 1998.  Neither the Company nor any of its predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No power of attorney granted by the Company with respect to any Taxes is currently in force.  All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Schedule 6.9.

(d)                                 Set forth in Schedule 6.9 are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of the Company.

(e)                                  The Company and each Predecessor Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f)                                    To the Company’s knowledge, all persons who have purchased shares of the Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the IRC have timely filed elections under Section 83(b) of the IRC and any analogous provisions of applicable state and local Tax Laws.

(g)                                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any of the Company’s capital stock.

(h)                                 The Company is not and has never been an S corporation for federal or any state income tax purposes.

(i)                                     The Company has not consented at any time under former IRC §341(f)(1) (or comparable provisions of state, local or foreign law) to have the provisions of former IRC §341(f)(2) apply to any disposition of any of its assets.

(j)                                     The Company has not agreed and will not be required to make any adjustment under IRC §481(a) (or comparable provisions of state, local or foreign law) by reason of a change in accounting method or otherwise occurring prior to the Effective Time for any period ending on or after the Effective Time.

(k)                                  The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under IRC §162 or §280G.

(l)                                     The Company is not and has never been a United States real property holding corporation within the meaning of IRC §897(c)(2).

(m)                               The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

(n)                                 The Company is not and has not at any time, been a member of an affiliated group of corporations within the meaning of IRC §1504 or any group that has filed a combined, consolidated or unitary Tax Return.  The Company has no Liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(o)                                 There is not and has never been a party to any agreement for the sharing of Tax Liabilities or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its assets or Business.

(p)                                 To the knowledge of the Company, other than Ian Cavén, none of the Stockholders is a “foreign person” as defined in IRC §1445(f)(3).  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(q)                                 The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§1.6011-4(b)(2) or 301.6111-2(b)(2).

(r)                                    The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of IRC §355, and the stock of the Company has not been distributed in a transaction satisfying the requirements of IRC §355.

(s)                                  Except as set forth on Schedule 6.9, the Company is not currently and will not become in the future, liable for tax liability in any jurisdiction based on the operation of any Predecessor Entity.

6.10                           No Material Adverse Change.  Since the date of the Balance Sheet, there has not been, individually or in the aggregate, any Material Adverse Change of the Company.

6.11                           Employee Benefits.

(a)                                  Schedule 6.11(a) contains a complete and accurate list of all Other Benefit Obligations of the Company.  The Company does not currently have, nor has it ever had in place, any Plans.

(b)                                 The Company has delivered or made available to DTS and Merger Sub.

(i)                                     all material summaries and descriptions furnished to participants and beneficiaries regarding the Other Benefit Obligations of the Company for which a plan description or summary plan description is not required; and

(ii)                                  all employee handbooks of the Company.

(c)                                  (i)                                     The Company has performed in all material respects all of its obligations under the Other Benefit Obligations currently sponsored, maintained or contributed to by the Company or with respect to which the Company has an obligation to contribute.  The Company has made appropriate entries in its financial records and statements, to the extent required under GAAP, for all obligations and liabilities under such Other Benefit Obligations that have accrued but are not due.

(ii)                                  The Company, with respect to all of its Other Benefit Obligations is, and such Other Benefit Obligation is, to the extent applicable, in compliance in all material respects any applicable Legal Requirements.

(iii)                               The Company has not engaged in any transaction in violation of ERISA §§404 or 406 or any non-exempt “prohibited transaction,” as defined in IRC §4975(c)(1), or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(iv)                              Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim against, or legal proceeding involving, any Other Benefit Obligation of the Company, is pending, or to the knowledge of the Company, threatened.

(v)                                 Except to the extent required under ERISA §601 et seq. and IRC §4980B, the Company does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(vi)                              The Company has complied in all material respects with the provisions of ERISA §601 et seq. and IRC §4980B.

(vii)                           The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or could reasonable be expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of IRC §280G as a result of the transactions contemplated by this Agreement.  No payment that is owed or may become due to any director, officer, employee or agent of the Company as a result of the transactions contemplated by this Agreement will be non-deductible to the Company (or its successor) or subject to Tax under IRC §280G or §4999; nor will the Company (or its successor)

be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person as a result of the transactions contemplated by this Agreement.

(viii)                        The Company does not maintain, contribute to have any obligation to contribute to any employee benefit plan, program, policy, arrangement or agreement with respect to employees employed outside the United States.

6.12                           Compliance with Legal Requirements.

(a)                                  The Company is in compliance with all Legal Requirements applicable to the Company or the conduct of the Business, except where failure to comply would not have a Material Adverse Effect.

(b)                                 The Company holds and is in compliance with, and Schedule 6.12(b) sets forth, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the “Licenses”) necessary for the conduct and operation of the Business.

6.13                           Absence of Proceedings.

(a)                                  There are no Proceedings:

(i)                                     pending or, to the Company’s knowledge, threatened by or against the Company or that relate to the Business and there is no reasonable basis therefor; or

(ii)                                  that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger, and to the Company’s knowledge no such Proceedings have been threatened.

(b)                                 The Company is not subject to any Order.

6.14                           Absence of Certain Changes and Events.  Except as set forth in Schedule 6.14, as expressly contemplated by this Agreement, or with respect to agreements with DTS, since the date of the Balance Sheet there has not been any:

(a)                                  (i) change in authorized or issued capital stock of the Company; (ii) grant of any stock option or right to purchase shares of capital stock of the Company; (iii) issuance of any security convertible into such capital stock; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by the Company of any shares of any such capital stock; or (vi) declaration or payment of any dividend or other distribution or payment in respect of such shares of capital stock;

(b)                                 amendment to the Organizational Documents of the Company;

(c)                                  increase by the Company of any bonuses, salaries or other compensation (including management or other similar fees) to any shareholder, director, officer or entry into any employment, consulting agreement, severance or similar Contract with any director, officer or employee;

(d)                                 adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the employees of the Company or any increase in the payment to or benefits under any Plan or Other Benefit Obligation for or with any employees of the Company, other than increases provided under such Plan or Other Benefit Obligation in the Ordinary Course of Business;

(e)                                  damage to or destruction or loss of or unforeseen diminution in value of any material asset or property owned or used by the Company, whether or not covered by insurance;

(f)                                    entry into, termination, non-renewal, or acceleration of, or receipt of notice of termination or non-renewal by the Company of (i) any license, manufacturing, supply, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Company of at least $10,000;

(g)                                 sale or license (other than sales or license in the Ordinary Course of Business), lease or other disposition of any asset or property of the Company;

(h)                                 mortgage, pledge or imposition of any Encumbrance or other Lien, except for Permitted Liens, on any asset or property of the Company, including the sale, lease, license out or other disposition or material diminution in value of any of its Intellectual Property outside the Ordinary Course of Business;

(i)                                     failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses;

(j)                                     accrual of any material expenses, except for such accruals in the Ordinary Course of Business;

(k)                                  capital expenditures in excess of $10,000;

(l)                                     cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(m)                               payment, discharge or satisfaction of any material Liability by the Company, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

(n)                                 incurrence of or increase in, any material Liability of the Company, except in the Ordinary Course of Business, or any accelerated or deferred payment of or failure to pay when due, any Liability;

(o)                                 change in the accounting methods used by the Company;

(p)                                 election made or changed, agreement by the Company with respect to Tax allocation, Tax sharing or Tax indemnity, waiver of a statute of limitations with respect to Taxes of the Company or settlement or compromise any claim notice, audit report, assessment or Liability for Taxes of the Company; or

(q)                                 agreement, whether oral or written, by the Company with respect to or to do any of the foregoing.

6.15                           Contracts; No Defaults.

(a)                                  Except as set forth in Schedule 6.15, the Company is not party to any:  (i) agreement relating to any business acquisition by or of the Company within the last two years, (ii) collective bargaining agreement or Contract with any labor union, (iii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, written or oral, other than as described in Section 6.11 hereof or the schedules relating thereto, (iv) stock purchase, stock option or similar plan, (v)  contract for the employment of any officer, individual employee or other individual on a full time or consulting basis, written or oral, (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any portion of the Company’s assets, (vii) guaranty of any obligation for borrowed money or other guaranty, (viii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $10,000, (ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $10,000, (x) Contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $10,000 (other than purchase orders entered into in the Ordinary Course of Business), (xi) Contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000 (other than purchase orders entered into in the Ordinary Course of Business), (xii) Contract which prohibits the Company from freely engaging in business anywhere in the world, (xiii) Contract with a remaining term of in excess of 12 months which Contract can not be terminated by the Company without Liability on notice of 30 days or less, (xiv) agreement, joint venture or other business arrangement with IMAX Corporation or any Affiliate thereof, or (xv) agreement containing “most favored nations” or other provisions requiring adjustment of cost, pricing, priority or other terms or conditions of the contract, or performance obligations under such contract, in relation to (A) the terms or conditions of other contracts of the Company or (B) the price or other terms or conditions for the provisions of similar services by a third party.

(b)                                 DTS either has been supplied with, or has been given access to, a true and correct copy of all written Contracts which are referred to on Schedule 6.15, together with all material amendments, waivers or other changes thereto.

(c)                                  The Company is not in default under any Contract listed on Schedule 6.15.

(d)                                 The products licensed, sold, leased and delivered and all services provided by the Company and any Predecessor Entity have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or un-liquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith other than in the aggregate amount not exceeding $50,000.

(e)                                  No rate reduction is required under Section 2(b)(1) of that certain Agreement for Services-Restoration Services effective as of November 1, 2003, by and between the Company and Walt Disney Pictures and Television (the “Disney Agreement”).  No notification has been delivered (or is required to be delivered) by the Company pursuant to Section 2(b)(2) of the Disney Agreement.

6.16                           Insurance.  Schedule 6.16 contains a complete list of, and the Company has made available to DTS true and complete copies of, all insurance policies covering the Company or any of its employees, directors or officers.  There is no claim by the Company pending under any of such policies as to which coverage has been denied by the underwriters of such policies. The Company is in compliance in all material respects with the terms and conditions of all such policies.

6.17                           Environmental Matters.

(a)                                  To the knowledge of the Company, the Company is in compliance with, and is not in violation of or liable under, any Environmental Law.  The Company has not received, any written notice (including but not limited to notices of violations, demands, citations, directives, inquiries, Consent decrees, judgments, Orders or Liens) from (i) any Governmental Body or third party or (ii) the current or prior owner or operator of its Facilities, relating to any Hazardous Activity, Hazardous Material, any actual or potential violation or failure to comply with any Environmental Law, or any actual, potential or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to (A) any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company (or any predecessor) has had an interest, or (B) with respect to any property or Facility at, to or from which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, processed, transported, treated, stored, handled, transferred, disposed, recycled or received by the Company (or any predecessor) or any other Person for whose conduct the Company is responsible.

(b)                                 To the knowledge of the Company, there are no presently existing claims, Encumbrances or other restrictions of any nature (including but not limited to notices of violations, demands, citations, directives, inquiries, consent decrees, judgments, Orders or Liens), resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest.

(c)                                  To the knowledge of the Company, there are no Hazardous Materials present on or at the Facilities including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps or any other part of the Facilities, or incorporated into any structure therein or thereon in violation of Environmental Law, except for such violations that would not have a Material Adverse Effect.  To the knowledge of the Company, the Company has not permitted or conducted, or is aware of, any Hazardous Activity at its Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has or had an interest.

(d)                                 To the knowledge of the Company, there has been no Release of any Hazardous Materials at, to or from its Facilities in violation of Environmental Law or as would give rise to liability under Environmental Law.

(e)                                  To the knowledge of the Company, the Company and its Facilities have all Environmental Permits required under any Environmental Law, except for such Environmental Permits the failure to obtain would not have a Material Adverse Effect, and the Company and each of its Facilities is in compliance with all such Environmental Permits, except for such noncompliance that would not have a Material Adverse Effect.

(f)                                    The Company has delivered to DTS true, complete and correct copies and results of any material environmental reports, studies, analyses, recommendations, audits, assessments, tests or monitoring possessed or initiated by the Company pertaining to the Environment, Hazardous Materials or Hazardous Activities in, on or under its Facilities or concerning compliance by the Company, or any other Person for whose conduct it is responsible, with Environmental Laws, to the extent the foregoing are in the possession custody or control of the Company.

6.18                           Employee Matters.  There has not been with respect to the Company, and the Company has not been notified in writing of any presently pending or existing, and, to the knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage or lock-out, (b) any material Proceeding against the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against the Company or (c) any application for certification of a collective bargaining agent.  There is no lockout of any employees by the Company, and no such action is currently contemplated by the Company.  The Company has complied with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, disability accommodation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  To the knowledge of the Company, no director, officer, or other key employee or consultant of the Company intends to terminate his employment or engagement with the Company.  The Company has fully satisfied all of its payroll obligations.

6.19                           Intellectual Property.

(a)                                  The Company owns all Intellectual Property necessary or required for the conduct of its Business as currently conducted or as proposed to be conducted.  Schedule 6.19 sets forth a true and complete list of all Intellectual Property owned by the Company, in which the Company has any rights, or which is otherwise used by the Company in the conduct of its Business (collectively, the “Company IP Rights”).

(b)                                 The Company IP Rights are free and clear of all claims or Encumbrances, except as may be specifically identified in Schedule 6.19.  The Company does not own any registrations of its trademarks or service marks, nor has it ever filed any applications for federal, foreign or state registration of its marks.  The Company does not own any domain names.

(c)                                  There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any Intellectual Property owned by the Company.

(d)                                 The Company is not a party to any agreements pertaining to the use of, or granting any right to use or practice any rights under, any Intellectual Property, whether the Company is the licensee or licensor thereunder, and whether written or oral, express or implied, nor is the Company a party to any written settlements or Consents relating to any Intellectual Property or covenants not to sue.  Except as may be set forth in Schedule 6.19, there are no settlements, Consents, judgments, or orders or other agreements which restrict any of the Company’s rights to use any Intellectual Property or which permit third parties to use any Intellectual Property which would otherwise infringe any of the Company IP Rights. The Company has never licensed to any third party any Intellectual Property.

(e)                                  The Company takes and has taken reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information material to its business as currently operated or planned to be operated (together, “Trade Secrets”).  To the best of the Company’s knowledge, no material or significant Trade Secret has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other person, other than pursuant to a written non-disclosure agreement (or other written agreement or employment policy imposing non-disclosure obligations) that adequately protects the Company’s proprietary interests in and to such Trade Secrets.  To the best of the Company’s knowledge, no party to any non-disclosure agreement relating to any Trade Secrets is in breach thereof.

(f)                                    Except as set forth in Schedule 6.19, the conduct of the Business of the Company as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly) any Intellectual Property owned or controlled by any third party.  There are no claims or suits pending or, to the best of the Company’s knowledge, threatened, and the Company has not received any notice from any third party (i) alleging that any of the Company’s activities or the conduct of its Business has infringed upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Company IP Rights.

(g)                                 To the best of the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any of the Company IP Rights, and no such claims are pending against a third party by the Company.

(h)                                 Schedule 6.19 lists all material computer programs and computer databases, other than off-the-shelf applications, which are owned or otherwise used by the

Company (“Company Software”).  There is no Software currently or previously, or contemplated to be, licensed, sublicensed or sold to or by the Company.  “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) any Domain Names and the technology supporting and content contained on any Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

(i)                                     Each item of Software listed in Schedule 6.19 is either (i) owned by the Company, or (ii) currently in the public domain or otherwise available to the Company without the license, lease or Consent of any third party.  Except as set forth in Schedule 6.19, to the best of the Company’s knowledge, the Company’s use of the Software set forth in Schedule 6.19 does not violate the rights of any third party.  With respect to the Software set forth in Schedule 6.19 which the Company purports to own, such Software was either developed by (x) employees of the Company within the scope of their employment; or (y) independent contractors who have assigned their rights to the Company and waived any moral rights in favor of the Company pursuant to written agreements.  The Company Software generally functions in the manner intended, free of any significant bugs or programming errors.

(j)                                     The Company has never distributed to any third party any of the Company Software, and no such distribution is presently contemplated by the Company.  The Company has taken all actions customary in the software industry to document the Company Software and its operation, such that the Company Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.  To the best of the Company’s knowledge, the Company has not exported or transmitted any Company Software to any country to which such export or transmission is restricted by any applicable U.S. or foreign regulation or statute, without first having obtained all necessary and applicable U.S. or foreign government licenses or permits.  To the best of the Company’s knowledge, the components manufactured by the Company and used in the Company’s products including any Company Software, are free of any undisclosed program routine, device, or other feature, including, without limitation, a time bomb, software lock, drop-dead device, or malicious logic or, as of the time of each delivery, any virus, worm or trojan horse, that is designed to delete, disable, deactivate, interfere with, or otherwise harm them (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that may result in damage thereto.  The components obtained from third party suppliers are, to the best knowledge of the Company, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that might result in damage thereto.  To the best of the Company’s knowledge, the Company’s hardware, systems and data are free from Disabling Codes and Contaminants.  The Company Software does not contain any open source, copyleft or community source code, including any libraries or code licensed under the General Public License, Lesser General Public License or any other license arrangement obliging the Company to make source code publicly available, whether or not approved by the Open Source Initiative.

(k)                                  All employees and consultants of the Company and any Predecessor Entity, whether former or current, have entered into valid and binding agreements with the Company sufficient to vest title in the Company of all rights in any Intellectual Property created by such employee or consultant in the scope of his or her services or employment for the Company or the Predecessor Entity, as the case may be.

(l)                                     To the extent that any Company IP Rights have been developed or created by a third party for the Company or a Predecessor Entity, the Company has a written agreement with such third party thereto and the Company thereby has obtained ownership of and is the exclusive owner of all such third party’s rights in any Intellectual Property related to the Company’s IP Rights by operation of law or by valid assignment, to the fullest extent legally possible to do so.

6.20                           Relationships with Related Parties.  Except as set forth in Schedule 6.20, neither the Company nor, to the Company’s knowledge, any of its Affiliates owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a financial interest in any transaction with the Company, other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Schedule 6.20, no Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

6.21                           Customers and Suppliers.  Schedule 6.21 contains a complete and accurate list of each sole source supplier and the ten largest suppliers and ten largest customers of the Company (based upon dollars billed by the Company), during the first 10 months of 2004, showing the approximate total billings by the Company from each such customer during such fiscal year.  Since the date of the Balance Sheet, there has been no material adverse change in the business relationship of the Company with any of its suppliers or customers named in Schedule 6.21 or required to be named therein.

6.22                           Brokers and Finders.  The Company has not incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment with respect to the transactions contemplated by this Agreement.

6.23                           Restrictions on Business Activities.  There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company, any Predecessor Entity or any Stockholder is a party relating to the Business or otherwise binding upon the Company or the Business which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement, any business practice of the Business, any acquisition of property (tangible or intangible) by the Business or the conduct of the Business.  None of the Company, any Stockholder or any Predecessor Entity has entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon the Company with respect to selling or licensing any of its products or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

6.24                           Assignment of Interests.  Each Stockholder and each Predecessor Entity has assigned any and all interests they may have in any assets (tangible or intangible) relating to the Business to the Company.

6.25                           Full Disclosure.  No representation or warranty in this Article VI (as modified by the schedules hereto) or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances under which they were made, not misleading.

6.26                           Funded Debt.  Schedule 6.26 lists all Funded Debt of the Company outstanding as of the Closing Date.

6.27                           Bridge Loan.  The proceeds of the $1.0 million loan made by DTS to the Company on December 17, 2004, were used to satisfy in full the obligations set forth on Schedule 6.27 hereto.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF DTS AND MERGER SUB

Subject to the terms of this Agreement, DTS and Merger Sub hereby represent and warrant to the Company as follows:

7.1                                 Organization of DTS and Merger Sub.  DTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

7.2                                 Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by DTS and Merger Sub and the consummation of such transactions have been duly and validly authorized by all requisite action (including corporate action), and no other proceedings (including corporate proceedings) on its part are necessary to authorize the execution, delivery or performance of this Agreement.  Each of DTS and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the transactions contemplated herein.  This Agreement constitutes a valid and binding obligation of DTS and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

7.3                                 Absence of Proceedings.  There is no pending Proceeding that has been commenced against DTS or Merger Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger.

7.4                                 Consents and Approvals.  Except for any required filings with the SEC, neither DTS nor Merger Sub is required to submit any notice, report or other filing with any

Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No Consent, approval or authorization of any Governmental Body (including any Governmental Authorization) or any other party or Person is required to be obtained by DTS or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

7.5                                 DTS Common Stock.  Any shares of DTS Common Stock potentially issuable pursuant to Article III, if and when delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

7.6                                 SEC Reports; Financial Statements.  DTS has filed all required forms, reports and documents with the Securities and Exchange Commission (“SEC”) since March 2003 (“DTS SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case, as in effect on the dates such forms reports and documents were filed.  To the knowledge of DTS, none of the DTS SEC Reports contained when filed an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a DTS SEC Report filed subsequently and prior to the date hereof.  Except as publicly disclosed by DTS since the filing of the most recent DTS SEC Report, there have been no events, changes or effects with respect to DTS which DTS (i) was required to publicly disclose, in a filing with the SEC or otherwise, or (ii) which would reasonably be expected to have a Material Adverse Effect.  The consolidated financial statements of DTS included in the DTS SEC Reports have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated and fairly present the consolidated financial position of DTS and its consolidated Subsidiaries at their respective dates and the results of the consolidated results of operations and changes in financial position of DTS and its consolidated Subsidiaries for the periods covered thereby (subject to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes).

7.7                                 Consents and Approvals; No Violations.  Neither the execution, delivery and performance of this Agreement by DTS or Merger Sub nor the consummation by DTS or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Organizational Documents of DTS or Merger Sub, or (ii) violate any Order applicable to DTS or Merger Sub or any of DTS’s other Subsidiaries or any of their respective properties or assets except for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE VIII.

ACTIONS OF THE STOCKHOLDERS AND DTS
AFTER THE CLOSING DATE

DTS and the Stockholders each covenant and agree with each other as follows:

8.1                                 Required Approvals.  As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Merger.

8.2                                 Cooperation on Tax Matters.  DTS and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.

8.3                                 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (collectively, “Transfer Taxes”) shall be paid by DTS when due, and DTS will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Stockholder Representative will join in the execution of any such Tax Returns and other documentation.

8.4                                 Transfer of Shares.  In connection with any transfer or disposition of any shares of DTS Common Stock potentially issuable pursuant to Article III to any Stockholder, other than pursuant to an effective registration statement or Rule 144, DTS may require such Stockholder to provide to DTS a written opinion of counsel experienced in the area of United States securities laws selected by such Stockholder, the form and substance of which opinion shall be customary for opinions of counsel in comparable transactions, to the effect that such transfer or disposition does not require registration of such transferred shares under the Securities Act.  If such Stockholder provides DTS with an opinion of counsel, the form and substance of which opinion shall be customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of any shares of DTS Common Stock received pursuant to Article III may be made without registration under the Securities Act, or such Stockholder provides DTS with reasonable assurances that such shares can be sold pursuant to Rule 144(k) without any restriction as to the number of shares acquired as of a particular date that can then be immediately sold, DTS shall permit the transfer.

8.5                                 Capital Infusions.  From time to time after the Closing Date, and upon the request of the Stockholder Representative, DTS shall make capital infusions into the Company to enable the Surviving Company to make capital expenditures, as provided for in the Business Plan, a copy of which is attached hereto as Exhibit F.  Notwithstanding any provision herein to the contrary, however, in no event shall DTS be under any obligation to contribute to the Company any amounts (i) other than as specifically called for in the Business Plan, (ii) in excess of an aggregate of $5.0 million, (iii) unless DTS first receives a request for capital made in accordance with DTS’s Capital Project Authorization Request, the form of which is attached hereto as Exhibit G, (iv) after June 30, 2005 if it is determined by the Chief Executive Officer of DTS, after consultation with the Stockholder Representative, that such contribution would not be in the best interests of DTS in light of the Surviving Company’s past or anticipated performance, industry conditions or otherwise, and regardless of the impact, if any, that the failure to make such contribution might have on the Surviving Company’s future Gross Profit, or (v) after June 30, 2005, unless the Surviving Company’s cumulative Gross Profit from July 1, 2005 through the end of the last reported month prior to month in which the request for capital is made, equals or exceeds the cumulative targeted Gross Profit for such period as set forth in the Business Plan.

8.6                                 2004 Audit.  Each Stockholder agrees to cooperate fully, as and to the extent requested by DTS, in connection with the audit of the Company’s 2004 financial statements.

8.7                                 Post-Closing Refunds.  Prior to the Closing Date the Company made payments of (i) $301,837.91 to the IRS in satisfaction of certain delinquent payroll taxes and associated interest and penalties and (ii) $68,856.00 to Apple Financial Services in satisfaction of certain past due lease amounts and associated penalties.  In the event that subsequent to the Closing Date the Surviving Company receives a refund of any of such amounts, and provided that none of the Surviving Company’s resources were utilized in obtaining such refund (other than to a de minimus extent), then the Surviving Company shall promptly remit such amounts to the Stockholder Representative for distribution to the Stockholders in accordance with their respective Company Ownership Percentages.

ARTICLE IX.

INDEMNIFICATION; REMEDIES

9.1                                 Survival of Representations, Etc.  The representations, warranties, covenants, agreements and other provisions in this Agreement shall survive the Closing as follows:

(a)                                  (i) the representations and warranties in Section 5.1, Section 5.2, Section 6.2(a), (b) and (c), Section 6.3, Section 6.9, Section 6.17, Section 6.19, Section 6.22, Section 7.2 and Section 7.5 and (ii) the covenants, agreements and other provisions in the Agreement which are to be performed after the Closing Date, including the covenants and agreements set forth in Articles III, IV and VIII (other than those covenants, agreements and other provisions that expressly specify a term, if there are any) shall survive the Closing indefinitely; and

(b)                                 all other representations, warranties, covenants, agreements and other provisions in this Agreement shall terminate on the first anniversary of the Closing Date.

9.2                                 Indemnification.

(a)                                  By the Stockholders.

(i)                                     Each Stockholder, solely for itself or himself, individually (and not jointly and severally), shall indemnify DTS and Merger Sub and their respective Affiliates and Subsidiaries and each of their respective Representatives (collectively, the “Stockholder Indemnified Parties”) and save and hold them harmless against any actual loss, liability, damage or expense, but excluding incidental, consequential, special or punitive damages (herein, “Damages”), which the Stockholder Indemnified Parties incurred in connection with or resulting from:  (x) any breach by such Stockholder of any representation made by it or him under Article V, and (y) any nonfulfillment or breach of any covenant, agreement or other provision of this Agreement by such Stockholder.

(ii)                                  The Stockholders, jointly and severally, shall indemnify the Stockholder Indemnified Parties and save and hold them harmless against any Damages which the Stockholder Indemnified Parties incurred in connection with or resulting from:  (A) any breach of any representation or warranty of the Company under Article VI, (B) any breach of any covenant or agreement or other provision of this Agreement by the Company, or (C) any claim by any Person for any payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby or otherwise, including but not limited to any claim made by (x) Technicolor or any of its Affiliates, (y) Medea, or (z) Gordon Wilton.

(iii)                               The remedies provided in this Section 9.2 will be the exclusive remedy available to DTS or the other Stockholder Indemnified Parties under this Agreement.

(b)                                 By DTS.  DTS shall indemnify the Stockholders and each of their respective Affiliates and Representatives (the “DTS Indemnified Parties”) and save and hold them harmless against any Damages incurred in connection with, arising out of, resulting from or incident to:  (i) any breach of any representation or warranty of DTS or Merger Sub under Article VII; (ii) any breach of any covenant or agreement or other provision of this Agreement by DTS or Merger Sub; or (iii) those certain guaranties specified on Schedule 9.1 hereto.

(c)                                  Defense of Third Party Claims.  Any Person making a claim for indemnification under Section 9.2(a) or Section 9.2(b) (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) and the Stockholder Representative (on behalf of the Stockholders), if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that, the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Damages for which the Indemnitor is obligated to be greater than such Damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee.  If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim without prejudice.  The Stockholder Representative (on behalf the Stockholders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which Stockholder Indemnified Parties are seeking indemnification under Section 9.2(a).

(d)                                 Limitation on Indemnity.

(i)                                     Stockholder Indemnified Parties may not recover Damages from the Stockholders pursuant to Section 9.2(a) hereof until the aggregate amount of Damages relating to such claims for which the Stockholder Indemnified Parties, in the aggregate, are seeking indemnification under Section 9.2(a) hereof exceeds Seventy-Five Thousand Dollars ($75,000) (the “Deductible”).

(ii)                                  DTS Indemnified Parties may not recover Damages from DTS pursuant to Section 9.2(b) hereof until the aggregate amount of Damages for which DTS Indemnified Parties, in the aggregate, are seeking indemnification pursuant to Section 9.2(b) hereof exceeds the Deductible.

(iii)                               Notwithstanding the foregoing, the provisions of this Section 9.2(d) with respect to any Stockholder will not apply (x) to any breach of any of the Company’s or such Stockholders’ representations and warranties, of which such Stockholder had knowledge at any time prior to the date on which such representation and warranty is made, or any intentional breach by such Stockholder of any covenant or obligation, (y) to any matter for which indemnification is provided for under Section 9.2(a)(ii)(C) or (z) to any breach of Section 6.26 hereof.

(iv)                              Notwithstanding any provision in this Agreement to the contrary (except as otherwise set forth in this Section 9.2(d)(iv)), the aggregate liability (including amounts paid to DTS under the Escrow Agreement) of each Stockholder pursuant to this Agreement (including its indemnity obligations under this Article IX) shall be limited to the amounts set forth opposite such Stockholder’s name on Schedule 9.2 attached hereto.  The foregoing limitation shall not apply to any breach of which such Stockholder had knowledge at any time prior to the date on which such representation and warranty is made, or any intentional breach by such Stockholder of any covenant or obligation.

(v)                                 In the event that the Surviving Company is able to utilize any Tax carryforwards in existence as of the Closing Date against income generated by the Surviving Company subsequent to the Closing Date, then an amount equal to the value to the Surviving Company of such utilization shall reduce any Damages (but not below zero) incurred by the Stockholder Indemnified Parties.

(e)                                  Escrow; Right of Set-Off.  Upon notice to the Stockholder Representative specifying in reasonable detail the basis for such set-off, DTS may set-off any amount to which it may be entitled under this Article IX or otherwise under this Agreement against amounts otherwise payable (or potentially payable) under Article III or may give notice of a claim in such amount under the Escrow Agreement.  In effectuating any set-off against amounts otherwise payable under Article IX with respect to any claim, the value of the shares of DTS Common Stock shall be based upon average of the last reported sale prices of the DTS Common Stock as reported on the Nasdaq Stock Market for the ten trading days ending two days prior to the date such claim is made.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, DTS agrees to first exhaust the funds in the Escrow Agreement before otherwise pursuing a claim against any Stockholder hereunder.

ARTICLE X.

MISCELLANEOUS

10.1                           Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that DTS or Merger Sub may, without such consent, assign all such rights to any lender and assign all such rights and obligations to any Affiliate of DTS or Merger Sub, in each case which shall assume all obligations and Liabilities of DTS and Merger Sub under this Agreement (provided that DTS may not assign its obligations to deliver shares of DTS Common Stock under Article III).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns.

10.2                           Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when received if transmitted by telecopy; if received during normal business hours on a business day (or if not, the next business day after delivery) provided that such facsimile is legible and that at the time such facsimile is sent the sending party receives written confirmation of receipt; if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Company or the Stockholders	Lowry Digital Images, Inc.
before the Closing Date, addressed to:	2777 Ontario Street
Burbank, California 91504
	Attention:	John Lowry
	Telephone:	(818) 557-7333
	Telecopy:	(818) 557-7513

If to the Stockholders after the Closing	John Lowry
Date, addressed to:	24206 English Rose Place
Valencia, California 91354
	Telephone:	(661) 295-6665
	Telecopy:	(661) 295-3225

with a copy to (which shall not constitute	Wolf, Rifkin, Shapiro & Schulman, LLP
notice):	11400 W. Olympic Blvd., Ninth Floor
Los Angeles, CA 90004
	Attention:	Richard Grant

If to DTS, Merger Sub or the Surviving	Digital Theater Systems, Inc.
Company after the Closing Date, addressed	5171 Clareton Drive
to:	Agoura Hills, CA 91301
	Attention:	General Counsel
	Telephone:	(818) 706-3525
	Telecopy:	(818) 706-8355

with copies to (which shall not constitute	Troy & Gould Professional Corporation
notice):	1801 Century Park East
Suite 1600
Los Angeles, California 90067
	Attention:	Lawrence P. Schnapp
	Telephone:	(310) 553-4441
	Telecopy:	(310) 201-4746

and:	Heller Ehrmen White & McAuliffe
4350 La Jolla Village, 7th Floor
San Diego, CA 92126
	Attention:	Michael Kagnoff
	Telephone:	(858) 450-8400

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.3                           Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California (without giving effect to its choice of law principles).

10.4                           Entire Agreement; Amendments and Waivers.  This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except in an instrument in writing signed on behalf of DTS, the Company, Merger Sub and the Stockholder Representative (it being agreed and understood that the Stockholder Representative may enter into any amendment hereto on behalf of the Stockholders without the consent of any of the Stockholders).  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5                           Multiple Counterparts.  This Agreement may be executed in two or more counterparts, any of which may be executed and transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6                           Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, provided that, all expenses of the Company incurred in connection herewith shall be borne by the Stockholders.

10.7                           Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.8                           No Publicity.  Without the prior written consent of DTS, neither the Company nor the Stockholders shall make any press release or other public disclosure, or make any statement to any other person with regard to the transactions contemplated by this Agreement.

10.9                           Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and the successors and permitted assigns.  There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, in accordance with the terms of Section 9.2, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

10.10                     Arbitration.  Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration.  The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association or, at the election of the demanding party, any other form of “alternative dispute resolution” procedure generally recognized in the State of California; e.g., a reference pursuant to California Code of Civil Procedure (“Code”) Section 638 and/or reliance upon Section 1280 et. seq. of the Code.  Any arbitration shall incorporate Section 1283.05 of the Code with respect to discovery matters.  All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the County of Los Angeles, State of California, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute and (3) subject to the jurisdiction of the Superior Court of the State of California for the purpose of confirmation and enforcement of any award.

10.11                     Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

10.12                     Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its attorneys, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.13                     Headings.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.14                     No Interpretation Against Drafter.  This Agreement is the product of negotiations among the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto.

10.15                     Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

10.16                     Interpretation.

(a)                                  The words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

(b)                                 References to any statute or statutory provision shall be construed as a reference to the same as it exists as of the Closing.

(c)                                  References to this “Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

(d)                                 An individual will be deemed to have “knowledge” of a particular fact if (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such a fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, “knowledge” of such fact or other matter.

10.17                     Company Disclosure Schedules.  The disclosures of the Company on any schedule to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation and warranty in this Agreement.

10.18                     Confidentiality.  Except as provided below, each Stockholder agrees that, except with the prior written permission of DTS, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company or DTS to which such Stockholder has been or shall become privy by reason of the Agreement, discussions or negotiations relating to the Agreement, the performance of its obligations hereunder or the ownership of shares of DTS Common Stock acquired hereunder, including, by way of example and not limitation, any information provided to the Stockholder Representative pursuant to Article III.  The provisions of this Section 10.18 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated by this Agreement.

(signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be duly executed on its behalf, by its officer(s) thereunto duly authorized or for himself, as of the day and year first set forth above.

DTS:

DIGITAL THEATER SYSTEMS, INC.

By:	/s/ Jon E. Kirchner
Its:	President and Chief Executive Officer

MERGER SUB:

LIVE ACQUISITION CORP.

By:	/s/ Jon E. Kirchner
Its:	President and Chief Executive Officer

COMPANY:

LOWRY DIGITAL IMAGES, INC.

By:	/s/ John Lowry
Its:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ John Lowry
John Lowry

STOCKHOLDERS

/s/ John Lowry		/s/ Pat Cooper
John Lowry		Pat Cooper

/s/ Ray Feeney		/s/ Matthew Mayberry
Ray Feeney		Matthew Mayberry

/s/ Ian Cavén		/s/ Jacqueline Lopez
Ian Cavén		Jacqueline Lopez

/s/ Robert Bajorek		/s/ Ryan Gomez
Robert Bajorek		Ryan Gomez

/s/ Merrill Weiss		/s/ Liza Diott
Merrill Weiss		Liza Diott

/s/ Bill Hogan		/s/ Stephanie Middler
Bill Hogan		Stephanie Middler

/s/ Lynn & Jon Guess		/s/ Gwan Thio
Lynn & Jon Guess		Gwan Thio

/s/ Lauren Guess		/s/ Armen Filipetyan
Lauren Guess		Armen Filipetyan

/s/ Jennifer Guess
Jennifer Guess		Wolf, Rifkin & Shapiro

		By:	/s/ Richard Grant
Proferro, Inc.		Name: Richard Grant
Title: Partner

By:	/s/ Jon D. Guess
Name: Jon D. Guess
Title: President

/s/ Michael Inchalik
Michael Inchalik